EXHIBIT 107

Calculation of Filing Fee Tables

S-8

(Form Type)

Boston Properties, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share	457(c) and 457(h)	250,000	$60.71	$15,177,500.00	0.00014760	$2,240.20

Total Offering Amounts					$15,177,500.00		$2,240.20

Total Fee Offsets							$ —

Net Fee Due							$2,240.20

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional shares of common stock, par value $0.01 per share (“Common Stock”), of Boston Properties, Inc. (the “Company”) as may be required pursuant to the Boston Properties, Inc. 1999 Non-Qualified Employee Stock Purchase Plan, as amended (the “Plan”) in the event of a stock split, stock dividend, recapitalization or similar transactions.

(2)

The Company previously filed a Registration Statement on Form S-8 (File No. 333-70321) with the Securities and Exchange Commission on January 8, 1999 registering the issuance of 250,000 shares of Common Stock under the Plan. By filing this Registration Statement in accordance with Instruction E to Form S-8, the Company registers the issuance of an additional 250,000 shares of Common Stock, which are reserved for future grant and issuable pursuant to the Plan.

(3)

Calculated solely for the purpose of computing the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act based on the average of the high and the low sales prices of shares of the Common Stock as reported on the New York Stock Exchange on May 23, 2024.